EXHIBIT 99.1

For Immediate Release

Coffee Holding Co., Inc. Announces Registered Direct Offering of Units in Aggregate Amount of $9.3 Million

STATEN ISLAND, New York - September 27, 2011 - Coffee Holding Co., Inc. (“Coffee Holding” or the “Company”) (NASDAQ:JVA) today announced that it entered into a subscription agreement (the “Subscription Agreement”) with certain institutional investors.  Pursuant to the Subscription Agreement, the Company will sell up to 890,000 units, each consisting of one share of the Company’s common stock and three-tenths of a warrant to purchase one share of common stock for a purchase price of $10.40 per unit (the “Offering”).  The warrants will be exercisable beginning six months and one day after closing, will expire five years after becoming exercisable and will have an exercise price of $13.59 per share.  Net proceeds of the Offering, after deducting placement agent fees and other estimated offering expenses payable by the Company are expected to be approximately $8.3 million.  In addition, pursuant to the Subscription Agreement, a limited liability company of which Andrew Gordon (our President, Chief Executive Officer, Chief Financial Officer and Treasurer) is the sole owner and David Gordon (our Executive Vice President of Operation and Secretary), will sell up to 200,000 shares of common stock at a price of 9.92 per share (the “Selling Stockholder Offering”).  In connection with the offerings, the Company and the selling stockholders entered into a placement agency agreement with Roth Capital Partners and Maxim Group LLC.

These securities are being offered through prospectus supplements pursuant to the Company’s effective shelf registration statement and base prospectus contained therein.

The net proceeds from this offering will be used for working capital and general corporate purposes, including the acquisition of companies, businesses, technologies, products or assets or interests in joint ventures.

The completion of the offering will occur on or before September 30, 2011.  Roth Capital Partners and Maxim Group LLC served as the placement agents for the Offering and Selling Stockholder Offering.

The offerings were made pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on September 22, 2011. Electronic copies of the final prospectus supplements, when available, may be obtained by either contacting Roth Capital Partners at 888 San Clemente, Newport Beach, CA 92660, attention:  Equity Capital Markets or 800-678-9147 or by accessing the SEC’s website, www.sec.gov.

A shelf registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.  Prospectus supplements related to the Offering and the Selling Stockholder Offering will be filed with the Securities and Exchange Commission.  This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points.  Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy.  The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events.  It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, coffee prices, pricing of our products, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.